eB2B Commerce Names Richard Cohan Chief Executive Officer
                        and Elects Two New Board Members

                Mark Reichenbaum and Bruce Haber accept the Seats

NEW YORK - July 19, 2001 - eB2B Commerce, Inc. (NASDAQ:EBTB - news), a leader in business-to-business transaction management services, announced today that Richard S. Cohan, 48, has been named chief executive officer. Cohan replaces Alan Andreini who has resigned from the Company as CEO and board member. The Company also announced the addition of two new board members, Mark Reichenbaum and Bruce J. Haber.

"We are very pleased with Richard's accomplishments in his first two months," says Peter Fiorillo, Chairman and founder of eB2B Commerce. "He has orchestrated a re-organization and accelerated our previously announced cost reduction plan, which has saved the Company over $400,000 monthly."

Mr. Cohan spent 18 years at National Data Corporation (NYSE:NDC- news), where he served in several positions, including executive vice president. While there, he co-founded and built the company's real-time electronic healthcare transaction business into a diversified healthcare information technology group with over $350 million in revenues. Richard also managed NDC's healthcare businessdevelopment area, acquiring companies responsible for over $150 million of business annually.

"His NDC experience will be invaluable because he successfully built a national network connecting pharmacies to insurance companies. He will be able to leverage this expertise with eB2B by connecting national pharmacies to their suppliers. Using eB2B's recently developed technology it will happen more quickly and less expensively, as well as allow us to reach broader markets," added Fiorillo.

Mr. Cohan's extensive upper management experience includes serving as Senior Vice President of CareInsite, an e-health connectivity and transaction company that merged with WebMD (NASDAQ:HLTH - news) last September. He also served as president of The Health Information Network Company (THINC), an e-health consortium of major New York health insurers and associations, of which CareInsite also served as managing partner.

"I am excited about this new opportunity," said Cohan. "This position allows me to capitalize on the experience I've gained building other similar successful enterprises with NDC. My experience also provides unique opportunities for eB2B to build on the great working relationships I have with many of the top decision makers in the retail pharmacy and healthcare technology sectors."

"In addition, I am excited that Bruce and Mark have accepted the Board Seats. They both have track records of building very successful businesses in similar industries as eB2B's,


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and their experience will be invaluable in building the retail supplier and healthcare distribution sectors of our business," adds Cohan.

Mr. Reichenbaum was President of Medo Industries, Inc., the world's largest manufacturer and distributor of automotive air fresheners. He is currently President of HAJA Capital Corporation, an investment firm, Co-Chairman of Clean Rite Center, a retail chain of laundry stores, and a Director of Safety 1st, Inc.

Mr. Haber founded and served as President and CEO of MedConduit.com, Inc., a healthcare e-commerce B2B exchange. He also served as Executive Vice President and Director of Henry Schein, Inc., and earlier served as President and CEO of Micro Bio-Medics, Inc., which merged with Henry Schein in 1997.

 "eB2B's solution to electronically bridge supplier and retailer trading relationships closely parallels the early development stage of ATM networks, credit and debit processing, and electronic healthcare transactions," Cohan continued. "Even the smallest, most isolated businesses and consumers now have access to all three and more. There is no doubt that over the next few years most retailers, suppliers and manufacturers in healthcare and other industries will be communicating electronically. eB2B will intends to offer the highest quality customer support and technology which allows us to be quick, cost effective and to reach broader markets. For our customers, that is a winning combination."

About eB2B Commerce

eB2B Commerce is the leading provider of business-to-business transaction management services that simplify trading partner integration, automation, and collaboration across the order management life cycle. The eB2B Trading Network and Transaction Lifecycle Management solutions provide enterprises large and small with a total solution for improving trading partner relationships that enhance productivity and bottom line profitability.

Certain statements contained in this news release which are not based on historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks that may cause actual results to materially differ from projections. Although eB2B believes that its expectations are reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. The uncertainties and risks include, among other things, the Company's plans, beliefs and goals, the Company's limited operating history, the ability to raise additional capital, if needed, the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition that can cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.